For further information, contact:	Don Pearson
Vice President & CFO
847.394.8730

AMCOL INTERNATIONAL (NYSE:ACO)
ANNOUNCES INVESTMENT IN RUSSIAN BENTONITE COMPANIES

ARLINGTON HEIGHTS, IL, JUNE 6, 2008 --- AMCOL International Corporation (NYSE:ACO) today announced it has acquired, via one of its subsidiaries, a 25% minority ownership position in the Bentonit Group of companies in Russia.  Headquartered in Moscow, the Bentonit Group is the leader in the Russian bentonite market for iron ore pelletizing, foundry and drilling clays.  Its bentonite reserves are located in the Ural and Siberia regions of Russia as well as Azerbaijan with processing plants strategically located near major markets.

“Russia and the neighboring countries have been a targeted market for AMCOL for some time.  This investment gives us a strong foothold in a geographically important area given the growing economies of the region,” says Gary Castagna, President, Global Minerals.

“The Bentonit Group is the premier player in Russia.  We are excited to partner with the existing management team who share our entrepreneurial spirit.  We expect strong growth from this business and believe the partnership will benefit both parties through the synergies this investment creates,” adds Larry Washow, AMCOL President and Chief Executive Officer.

AMCOL International, headquartered in Arlington Heights, IL, has five reporting segments:  minerals, environmental, oilfield services, transportation and corporate. The minerals segment produces and market specialty minerals and related materials used as a performance additive in industrial goods and consumer products.  The environmental segment manufactures and markets engineered materials used in, and provides related services for, construction, waste containment and civil infrastructure applications.  The oilfield services segment provides this industry with water treatment and related services.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is http://www.amcol.com.